Exhibit 4.2

Cooper Industries, LLC
Cooper Industries, Ltd.
Cooper Industries plc
and
The Bank of New York Mellon Trust Company, N.A.
as Trustee
FIFTH SUPPLEMENTAL INDENTURE
Dated as of September 8, 2009
Supplement to Indenture dated as of January 15, 1990
As Amended by the
First Supplemental Indenture dated as of May 15, 2002, and the
Second Supplemental Indenture dated as of June 21, 2002, and the
Third Supplemental Indenture dated as of October 28, 2002 and the
Fourth Supplemental Indenture dated as of January 1, 2005

     This FIFTH SUPPLEMENTAL INDENTURE, dated as of September 8, 2009 (this “Fifth Supplemental Indenture”), is made and entered into by and among Cooper Industries, LLC, a Delaware limited liability company (the “Company”); Cooper Industries, Ltd., a Bermuda company (the “Guarantor”), Cooper Industries plc, an Irish public limited company (the “New Guarantor”) and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, as Trustee (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, Cooper Industries, Inc. entered into an Indenture dated as of January 15, 1990 (as amended prior to the date hereof, the “Indenture”) with The Chase Manhattan Bank (National Association), for the purpose of issuing its debentures, notes, bonds or other evidences of indebtedness (the “Debentures”) in one or more series, unlimited as to aggregate principal amount and bearing such rates of interest, if any, maturing at such time or times and having such other designations as shall be fixed in accordance with the Indenture;
     WHEREAS, pursuant to the First Supplemental Indenture among Cooper Industries, Inc., the Guarantor and the Trustee dated as of May 15, 2002, the Guarantor has guaranteed to each holder of a Debenture the payment of the principal of, premium, if any, and interest, if any, on the Debentures and all other obligations of Cooper Industries, Inc. under the Indenture;
     WHEREAS, the Trustee is the successor to JPMorgan Chase Bank, which was the successor to The Chase Manhattan Bank (National Association), and has succeeded to all interests of such entity under the Indenture;
     WHEREAS, Cooper Industries, Inc., the Guarantor and the Trustee entered into a Second Supplemental Indenture dated as of June 21, 2002 and a Third Supplemental Indenture dated as of October 28, 2002;
     WHEREAS, the Company, as successor by merger to Cooper Industries, Inc., the Guarantor and the Trustee entered into a Fourth Supplemental Indenture dated as of January 1, 2005;
     WHEREAS, pursuant to a Scheme of Arrangement under Bermuda law that will become effective on the date hereof, the holders of the Class A common shares of the Guarantor (other than subsidiaries of the Guarantor that hold Class A common shares) will become holders of ordinary shares of the New Guarantor and the Guarantor will become a wholly owned subsidiary of the New Guarantor;
     WHEREAS, the New Guarantor desires to guarantee the payment and other obligations of the Company under the Indenture as set forth in Section 1 hereof (the “New Guarantee”);
     WHEREAS, the entry into this Fifth Supplemental Indenture by the parties hereto is in all respects permitted by the provisions of Section 11.01 of the Indenture; and

     WHEREAS, all corporate and other action necessary to make this Fifth Supplemental Indenture a valid and binding agreement of the Company, the Guarantor and the New Guarantor in accordance with its terms have been done.
     NOW, THEREFORE, in consideration of the foregoing premises, it is mutually covenanted and agreed as follows:
     Section 1. Except as otherwise provided herein, the New Guarantor hereby fully and unconditionally guarantees to each Holder of a Debenture authenticated and delivered by the Trustee, and to the Trustee on behalf of such Holder, the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Debentures and all other obligations of the Company under the Indenture when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption, upon a repurchase date or otherwise, in accordance with the terms of the Debentures and of the Indenture. The New Guarantor hereby fully and unconditionally also guarantees to the Trustee the due and punctual payment of all obligations of the Company to the Trustee under the Indenture. In case of the failure of the Company punctually to make any such payment, the New Guarantor hereby agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether at the stated maturity or by acceleration, call for redemption, upon a repurchase date or otherwise, and as if such payment were made by the Company. The New Guarantor agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, the validity, regularity or enforceability of the Debentures or the Indenture, the absence of any action to enforce the same or any release (other than by operation of Article Thirteen of the Indenture), amendment, waiver or indulgence granted to the Company, the Guarantor or the New Guarantor or any consent to departure from any requirement of any other guarantee of all or any of the Debentures or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The New Guarantor hereby waives the benefits of diligence, presentment, demand for payment, any requirement that the Trustee or any of the Holders protect, secure, perfect or insure any security interest in or other lien on any property subject thereto or exhaust any right or take any action against the Company or any other Person or any collateral, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to the Debentures or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this New Guarantee will not be discharged in respect of the Debentures except by complete performance of the obligations contained in the Debentures and in this New Guarantee. The New Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Debentures, to collect any principal, interest or premium, if any, on the Debentures, or to enforce or exercise any other right or remedy with respect to the Debentures, the New Guarantor agrees to pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

     The New Guarantor shall be subrogated to all rights of the Holders of the Debentures upon which its New Guarantee is endorsed against the Company in respect of any amounts paid by the New Guarantor on account of the Debentures pursuant to the provisions of this New Guarantee or the Indenture; provided, however, that the New Guarantor shall not be entitled to enforce or to receive any payment arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest, if any, on all Debentures issued under the Indenture shall have been paid in full.
     This New Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Debentures, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any holder of the Debentures, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Debentures shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     Any term or provision of this New Guarantee to the contrary notwithstanding, the aggregate amount of the obligations guaranteed hereunder shall be reduced to the extent necessary to prevent this New Guarantee from violating or becoming voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
     The obligations of the New Guarantor under this Section 1 shall be joint and several with the obligations of the Guarantor under the Guarantee.
     Notwithstanding anything in this Section 1 to the contrary, concurrently with the payment in full of (i) the principal of, premium, if any, and interest, if any, on the Debentures; and (ii) all other obligations of the Company under the Indenture, the New Guarantor shall be released from and relieved of its obligations under this Section 1. Upon the delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that the transaction giving rise to the release of this New Guarantee was made by the Company in accordance with the provisions of the Indenture and the Debentures, the Trustee shall execute any documents reasonably required in order to evidence the release of the New Guarantor from its obligations under this New Guarantee. If any of the obligations to pay the principal of, premium, if any, and interest, if any, on the Debentures and all other obligations of the Company are revived and reinstated after the termination of this New Guarantee, then all of the obligations of the New Guarantor under this New Guarantee shall be revived and reinstated as if this New Guarantee had not been terminated until such time as the principal of, premium, if any, and interest, if any, on the Debentures and all other obligations of the Company under the Indenture are paid in full, and the New Guarantor shall enter into an amendment to this New Guarantee, reasonably satisfactory to the Trustee, evidencing such revival and reinstatement.

     Section 2. The Indenture, as supplemented and amended by this Fifth Supplemental Indenture and all other supplemental indentures prior to the date hereof, is in all respects ratified and confirmed, and the Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
     Section 3. If and to the extent any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Fifth Supplemental Indenture by any provision of the Trust Indenture Act of 1939, such required provision shall control.
     Section 4. In case any provision in this Fifth Supplemental Indenture or in the Debentures of any series heretofore issued shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 5. This Fifth Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the said State.
     Section 6. Capitalized terms used in this Fifth Supplemental Indenture that are not otherwise defined herein that are defined in the Indenture shall remain as set forth therein.
     Section 7. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.
     Section 8. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company, the Guarantor and the New Guarantor.
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     IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

COMPANY:

COOPER INDUSTRIES, LLC		THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ John B. Reed	By:	/s/ Lawrence M. Kush

Name:	John B. Reed	Name: Lawrence M. Kush
Title:	Vice President	Title:	Vice President

By:	/s/ Tyler Johnson	By:	/s/ D. G. Donovan

Name:	Tyler Johnson	Name: D. G. Donovan
Title:	Treasurer	Title:	Vice President

GUARANTOR:

COOPER INDUSTRIES, LTD.

By:	/s/ John B. Reed

Name:	John B. Reed
Title:	Vice President, Taxes

By:	/s/ Tyler Johnson

Name:	Tyler Johnson
Title:	Vice President and Treasurer

NEW GUARANTOR:

COOPER INDUSTRIES PLC

By:	/s/ John B. Reed

Name:	John B. Reed
Title:	Vice President, Taxes

By:	/s/ Tyler Johnson

Name:	Tyler Johnson
Title:	Vice President and Treasurer

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